UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-01)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

ARROW INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following press release was distributed on September 14, 2007:

Contact:	Frederick J. Hirt
610-478-3142
PROXY GOVERNANCE JOINS ISS, GLASS LEWIS AND EGAN JONES IN RECOMMENDING ARROW INTERNATIONAL
SHAREHOLDERS VOTE TO APPROVE THE $45.50 PER SHARE MERGER WITH TELEFLEX
READING, PA September 14, 2007 — Arrow International, Inc. (NASDAQ: ARRO) today reported that Proxy Governance, Inc. a leading independent proxy voting advisory firm, has advised its clients to vote to approve Arrow’s planned $45.50 merger with Teleflex Incorporated (NYSE: TFX) and for the re-election of Arrow’s current Board of Directors at the Annual Meeting of Arrow shareholders on September 20, 2007.
Proxy Governance is the fourth proxy advisory firm to recommend a vote for the merger agreement. On September 7, as previously reported, Glass, Lewis & Co. recommended that Arrow shareholders vote to approve the merger agreement with Teleflex and for the election of all of the Arrow director nominees. On September 12, Egan Jones also recommended its clients support the merger and the re-election of the full Arrow Board of Directors and Institutional Shareholders Services (ISS) recommended its clients approve the merger and support the election of a majority of the current Board of Directors.
R. James Macaleer, Chairman commented, “We are pleased with the universal support for the Teleflex merger that we have received from four leading proxy advisory firms. We are also pleased that Glass Lewis, Proxy Governance, and Egan Jones also support the re-election of the full Board of Directors. However, we think that ISS is introducing unnecessary uncertainty into the voting process by recommending that shareholders support two McNeil Trust nominees and withhold votes from five McNeil Trust nominees. We believe that any change in the composition of the Board at this point could be detrimental to the timely completion of the Teleflex merger. We strongly believe that shareholders will benefit by voting for all of Arrow’s director nominees. This Board is fully committed to completing the Teleflex transaction and acting in the best interests of all shareholders.”
Arrow shareholders are reminded to vote the WHITE proxy card today to support the merger agreement with Teleflex and the election of the full slate of Arrow director nominees who will manage any events which may arise following the Annual Meeting and prior to the consummation of the merger. Arrow shareholders are cautioned NOT to return a blue proxy to the McNeil Trust.
All votes are important. For shares held by a brokerage firm or bank, Arrow shareholders should provide them with instructions on how to vote or they will be unable to vote on certain issues, including the adoption of the merger agreement. Please return the WHITE proxy card to the broker or bank to ensure that shares are voted or vote by telephone or Internet.
Shareholders with questions regarding the solicitation may contact Arrow International’s proxy solicitor, Morrow & Co., Inc. toll-free at 1-800-662-5200.

About Arrow
Arrow develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The company’s products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists and other healthcare providers. Arrow’s news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com. Arrow’s common stock trades on the NASDAQ Global Select Market™ under the symbol ARRO.
Additional Information
In connection with the proposed acquisition of Arrow by Teleflex Incorporated and Arrow’s 2007 Annual Meeting of Shareholders, Arrow filed a definitive proxy statement with the SEC, on August 24, 2007 and will be filing other documents with the SEC. Arrow has furnished a definitive proxy statement to its shareholders, together with a WHITE proxy card. Arrow shareholders are strongly advised to carefully read Arrow’s definitive proxy statement. Shareholders may obtain the definitive proxy statement on file with the SEC and any other documents filed by Arrow with the SEC for free at the internet website maintained by the SEC at www.sec.gov. Shareholders may obtain free copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement at Arrow’s website at www.arrowintl.com or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. In addition, copies of Arrow’s proxy materials may be requested by contacting our proxy solicitor, Morrow & Co. at (800) 662-5200 toll-free or by writing to Morrow & Co., 470 West Avenue, Stamford, CT 06902. Arrow and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Additional information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Arrow’s shareholders is available in Arrow’s definitive proxy statement filed with the SEC on August 24, 2007.